                                                                    Exhibit 10.1

--------------------------------------------------------------------------------
          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
--------------------------------------------------------------------------------


                         ADDENDUM RE: INFLUENZA PROGRAM

                                       TO

                  RESEARCH COLLABORATION AND LICENSE AGREEMENT



       This ADDENDUM RE: INFLUENZA PROGRAM TO RESEARCH COLLABORATION AND LICENSE AGREEMENT (this "Addendum"), effective as of December 13, 2005 (the "Addendum Effective Date"), by and between Novartis Institutes for BioMedical Research, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 ("Novartis"), and Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142 ("Alnylam"), supplements and, only as specifically provided herein, supersedes in relevant part the Research Collaboration and License Agreement dated as of October 12, 2005 between Novartis and Alnylam (the "Agreement"). For the purposes of this Addendum, capitalized terms, whether used in the singular or plural form, shall have the respective meanings ascribed to such terms in the Agreement, unless defined herein.


                                    RECITALS:

       WHEREAS, the Parties entered into the Agreement, which provides for the Parties to establish and carry out a research collaboration, upon the terms and conditions set forth in the Agreement, to identify and optimize RNAi Compounds directed against Selected Targets;

       WHEREAS, Alnylam has engaged in Discovery with respect to RNAi Compounds and RNAi Products targeting Influenza (as defined below) and the Parties desire to collaborate with respect to the Discovery, Development, Manufacture and Commercialization of RNAi Compounds and RNAi Products targeting Pandemic Flu Virus (as defined below), and with respect to the Discovery and Development of RNAi Compounds and RNAi Products targeting Seasonal Flu Virus (as defined below), all on the terms and conditions of the Agreement, except as otherwise provided herein.

       NOW, THEREFORE, in consideration of the respective covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Novartis agree as follows:

                                   ARTICLE I

                                   DEFINITIONS


       For the purpose of this Addendum, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

       "Addendum Effective Date" has the meaning assigned to it in the preamble to this Addendum.

       "CDC" shall mean the Centers for Disease Control and Prevention.

       "Complete Costs" shall have the meaning set forth in Schedule A hereto.

       "DARPA" shall mean the Defense Advanced Research Projects Agency.

       "DHHS" shall mean the United States Department of Health and Human Services.

       "DHS" shall mean the United States Department of Homeland Security.

       "DoD" shall mean the United States Department of Defense.

       "DTRA" shall mean the Defense Threat Reduction Agency.

       "Influenza" shall mean Pandemic Flu Virus and Seasonal Flu Virus.

       "Influenza Program" shall mean the Pandemic Flu Program and the Seasonal Flu Program.

       "Influenza Target" shall mean the entire genome of Influenza Virus.

       "Influenza Virus" shall mean (a) the Influenza A virus as represented in the databases of the National Center for Biotechnology Information ("NCBI") under NCBI Taxonomy ID #11320, and also known as influenza virus type A, FLUAV, and influenza A virus INF A, (b) the Influenza B virus as represented in the databases of the NCBI under NCBI Taxonomy ID #11520, and also known as influenza virus type B, and FLUBV, and (c) the Influenza C virus as represented in the databases of the NCBI under NCBI Taxonomy ID #11552, and also known as influenza virus type C, FLUCV, and influenza C virus.

       "Net Profits" and "Net Losses" shall have the meaning, and be calculated, as set forth in Schedule A hereto.

       "NIH" shall mean the National Institutes of Health, including the National Institute of Allergy and Infectious Disease.

       "Pandemic Flu Joint Steering Committee" has the meaning assigned to it in
Section 3.01(a) of this Addendum.

       "Pandemic Flu Program" shall mean an Active Program under the Agreement intended to Discover, Develop, Manufacture and Commercialize RNAi Compounds and RNAi Products targeting Pandemic Flu Virus, including both prophylaxis and treatment thereof.

       "Pandemic Flu Term" has the meaning assigned to it in Section 3.01(c) of this Addendum.

       "Pandemic Flu Termination" has the meaning assigned to it in Section 4.03 of this Addendum.

       "Pandemic Flu Virus" shall mean any and all Influenza Viruses with the potential to cause outbreaks of serious disease over a wide geographic area affecting a large proportion of the population, including the avian influenza virus (H5N1).

       "Pandemic Product" shall mean any RNAi Product targeting Pandemic Flu Virus Discovered and Developed by the Parties under the Pandemic Flu Program.

       "Program Plan" has the meaning assigned to it in Section 3.01(b) of this Addendum.

       "Recoupment Date" has the meaning assigned to it in Section 4.04(a)(i) of this Addendum.

       "Seasonal Flu Program" shall mean an Active Program under the Agreement intended to Discover and Develop RNAi Compounds and RNAi Products targeting Seasonal Flu Virus, including both prophylaxis and treatment thereof.

       "Seasonal Flu Virus" shall mean any and all Influenza Viruses which are not a Pandemic Flu Virus.

       "USG" shall mean the United States Government.


                                   ARTICLE II

                                INFLUENZA PROGRAM

       Section 2.01

              (a) Active Programs. Subject to the terms and conditions hereof and of the Agreement as modified hereby, the Parties will collaborate on the Discovery and Development of RNAi Compounds and RNAi Products targeting the Influenza Target and the Manufacture and Commercialization of Pandemic Products. Except as provided in this Addendum, for all purposes of the Agreement, the Pandemic Flu Program and the Seasonal Flu Program will each be an Active Program, the Influenza Target will be a Selected Target, any RNAi Compound directed to the Influenza Target will be a Discovered RNAi Compound, and any RNAi Product targeting the Influenza Target will be a Collaboration Product. Notwithstanding the foregoing, the Influenza

Target will not be treated as a Selected Target in determining the Selected Target Threshold, the Influenza Program shall not be treated as an Active Program with respect to Novartis' obligations under Section 2.4 of the Agreement, and any FTEs allocated to the Influenza Program shall not be treated as FTEs with respect to Novartis' obligations under Section 2.4 of the Agreement. No Pre-Existing Alliance Party has or will have any rights with respect to any Alnylam Intellectual Property for use in connection with the Influenza Target, other than Target identification and Target validation rights. The Parties acknowledge that, as of the Addendum Effective Date, Alnylam has entered into agreements with the following Research Institutions with respect to the Influenza Program: University of Georgia Research Foundation, Inc. and St. Jude Children's Research Hospital, which Alnylam represents are Research Institutions. The Parties agree that no activities undertaken pursuant to the terms of such agreements as in effect as of the Addendum Effective Date shall be considered a breach of Alnylam's obligations under the Agreement. Following the Addendum Effective Date, no agreements shall be entered into by either Party with a Third Party with respect to the Influenza Program except to the extent agreed upon by the Pandemic Flu Joint Steering Committee.

              (b) Pandemic Flu Program. In the case of the Pandemic Flu Program, in lieu of the provisions of Article IV of the Agreement regarding funding, payments and other financial matters, the provisions of Article IV of this Addendum will apply instead, except for the provisions of Section 4.8 through 4.12 of the Agreement, as appropriate. The Pandemic Flu Program will include Discovery, Development, Manufacture and Commercialization as set forth herein, any licenses granted by a Party to the other with respect to the Pandemic Flu Program shall be co-exclusive, any references in the Agreement to the "Research Term" or the "Selection Term" shall mean the "Pandemic Flu Term" solely with respect to the Pandemic Flu Program, and the provisions of Sections 4.3(b) and (c) shall apply during the Pandemic Flu Term.

              (c) Seasonal Flu Program. In the case of the Seasonal Flu Program, notwithstanding its status as an Active Program, the provisions of Sections 2.4(a) and 4.3 (b) and (c) of the Agreement will not apply, unless Novartis gives notice to the Pandemic Flu Joint Steering Committee of its intention to activate such Program, which notice may be given at any time between the Addendum Effective Date and the third anniversary thereof. If no such notice is given within such time period, then the Seasonal Flu Program will be an Abandoned Program. When and if such notice is given, the Seasonal Flu Program will not constitute an Active Program for purposes of clause (i) or (ii) of the second sentence of Section 2.4(a) of the Agreement, and Novartis will (A) commence prospectively making the payments described in Sections 4.3(b) and (c) of the Agreement, and (B) make any payments under Section 4.4(a) which would previously have been payable had such notice been given on the Addendum Effective Date.

       Section 2.02 Commercialization of Pandemic Products. The Parties will Commercialize Pandemic Products on the financial terms set forth in Section 4.04 below. Such Commercialization, including sales to the USG or an agency thereof, will be led by Novartis worldwide and shall be overseen by the Pandemic Flu Joint Steering Committee; provided, however, that the Parties agree that Alnylam shall be actively involved in such Commercialization in the United States and may take the lead in certain aspects of such Commercialization in the United States if it is in the best interests of the Pandemic Flu Program as approved by the Pandemic Flu Joint Steering Committee.

       Section 2.03 Consequences of Abandonment. If the Seasonal Flu Program and/or Pandemic Flu Program become(s) an Abandoned Program, the Parties shall negotiate in good faith the extent to which any Discovered RNAi Compounds or Collaboration Products from either or both such Programs can be further Developed, Manufactured and/or Commercialized by Alnylam and the extent to which Alnylam may Discover, Develop, Manufacture and Commercialize new RNAi Compounds and RNAi Products directed to the Influenza Target.


                                  ARTICLE III

                      PANDEMIC FLU JOINT STEERING COMMITTEE

       Section 3.01    Governance in General.

              (a) The Parties will establish a Pandemic Flu Joint Steering Committee (the "Pandemic Flu Joint Steering Committee"), which will be constituted in the same manner, operate under the same principles and have the same powers under the Agreement, as the Joint Steering Committee, except as provided in this Addendum. Each Party shall make its designation of its representatives to the Pandemic Flu Joint Steering Committee not later than thirty (30) days after the Addendum Effective Date.

              (b) The Pandemic Flu Joint Steering Committee shall be responsible for overseeing, managing and auditing the Pandemic Flu Program, including, without limitation, (i) performing such responsibilities as are described in Sections 2.2(b)(i) through (vii) and 2.2(b)(ix) of the Agreement, solely with respect to the Pandemic Flu Program, (ii) selecting the RNAi Product(s) targeting the Influenza Target for Pandemic Flu for which one or more IND(s) will be filed, (iii) designing clinical trials with respect thereto, and
(iv) arranging for such clinical trials. In addition, the Pandemic Flu Joint Steering Committee will be responsible for arrangements relating to the Development, Commercialization and Manufacture of Pandemic Products, taking into account any pre-existing Manufacturing relationships as set forth on Schedule B hereto. With respect to the Pandemic Flu Program, all references to "Research Plan" in the Agreement shall mean "Program Plan," such that a "Program Plan" is a plan setting forth the Parties' respective obligations with respect to the Pandemic Flu Program, including workflow, deliverables, timelines and budgets. The Pandemic Flu Joint Steering Committee will establish a project team and mandate a Program Plan for the Pandemic Flu Program.

              (c) The Pandemic Flu Joint Steering Committee shall remain in existence until the earliest of (i) the last sale of any Pandemic Product anywhere in the world, (ii) the date on which the Pandemic Flu Program becomes an Abandoned Program, or (iii) the date of Pandemic Flu Termination (such period, the "Pandemic Flu Term"). Each of the Joint Steering Committee and the Pandemic Flu Joint Steering

Committee will be independent of the other, and the Joint Steering Committee shall have no authority over the Pandemic Flu Program.

              (d) The Pandemic Flu Joint Steering Committee shall make decisions unanimously, as described in the first two (2) sentences of Section 2.2(e) of the Agreement; provided, however, that if the matter is not resolved by the Pandemic Flu Joint Steering Committee within thirty (30) days after referral to the Pandemic Flu Joint Steering Committee, then such matter shall be referred to the Executive Officers for resolution. If such matter is not resolved by the Executive Officers within fifteen (15) days after referral to the Executive Officers, then, if such failure to reach agreement relates to a matter identified in Section 3.01(b) of this Addendum, Novartis shall have the right to decide the matter, unless such matter relates to the choice of Novartis or one of its Affiliates to Manufacture the Pandemic Product and [**]. With respect to any matter to be so decided by Novartis pursuant to the foregoing, Novartis shall consult with Alnylam, and solicit input from Alnylam, and give due consideration to such input and Alnylam's interests regarding all such matters.


                                   ARTICLE IV

                              FINANCIAL PROVISIONS

       Section 4.01 Seasonal Flu Program. Subject to the provisions of Sections 2.01(c) and 3.01 above, all financial and other provisions of the Agreement relating to Active Programs will be applicable to the Seasonal Flu Program.

       Section 4.02 USG Funding for Pandemic Flu Program. Alnylam will have primary responsibility for seeking, and will use Commercially Reasonable Efforts to obtain, funding for the Influenza Program directly or indirectly from available USG sources, including DARPA, DHS, DHHS, NIH, CDC, DoD and DTRA, on the best available terms for the Parties regarding financial matters, intellectual property rights and other material terms with any such USG source (or any intermediary with respect to such funding), which terms must be approved by Novartis (such approval not to be unreasonably withheld). Novartis shall cooperate and afford reasonable assistance to Alnylam in the foregoing funding effort. All such funding will be applied as provided in the Program Plan approved by the Pandemic Flu Joint Steering Committee for the Pandemic Flu Program. The Parties acknowledge that Alnylam has entered into Agreement number HR0011-06-2-0002 with DARPA, effective as of November 28, 2005, with respect to the Influenza Program. The Parties agree that neither Party will claim that any activities undertaken pursuant to the terms of such agreement as in effect as of the Addendum Effective Date are a breach of Alnylam's obligations under the Agreement.

       Section 4.03 Novartis Funding for Pandemic Flu Program. Without limiting the Parties' obligations as set forth in Section 4.02 above, Novartis will make the funding payments with respect to the Pandemic Flu Program described in this Section 4.03. Commencing with the Addendum Effective Date, Novartis will provide funding for the Pandemic Flu Program in the amounts provided in the Program Plan

(which shall include funding starting on the Addendum Effective Date for activities conducted under the Pandemic Flu Program), which funding is to be applied as provided in the Program Plan approved by the Pandemic Flu Joint Steering Committee for the Pandemic Flu Program for a period of [**], which shall automatically extend for successive periods of [**] each, unless Novartis gives [**] written notice of termination prior to the end of any such period. Such funding payments will be covered by the provisions of Section 4.7(d) of the Agreement. Notwithstanding the foregoing, Novartis may terminate the funding provided in this Section 4.03 upon no less than [**] prior written notice to Alnylam, if, in Novartis' reasonable business judgment, such payments are [**] (such termination or a termination as provided in this Section 4.03 above, the "Pandemic Flu Termination").

       Section 4.04    Other Financial Terms.

              (a) United States. Net Profits, if any, from Commercialization of a Pandemic Product in the United States shall be distributed as follows (subject to Section 4.04(c)):

                     (i) [**] percent ([**]%) to Novartis and [**] percent ([**]%) to Alnylam until all amounts funded by Novartis in connection with the Development of such Pandemic Product (other than such amounts solely expended to Develop the Pandemic Products for sale outside the United States), including those amounts set forth in Section 4.03 above, have been repaid (the "Recoupment Date"); and thereafter

                     (ii)   [**] to [**] Novartis [**] Alnylam.

                     (iii) Subject to Section 4.04(c), if there are Net Losses in any period in connection with the Commercialization of a Pandemic Product, after the Recoupment Date has occurred, future Net Profits shall be distributed [**]percent ([**]%) to Novartis and [**] percent ([**]%) to Alnylam until Alnylam's share of Net Losses have been repaid to Novartis; and thereafter, [**] to [**] Novartis [**] Alnylam. In no instance will Alnylam be responsible for making a cash payment to Novartis to satisfy Alnylam's share of Net Losses.

              (b) Rest of the World. Net Profits, if any, from Commercialization of a Pandemic Product outside the United States shall be distributed [**] percent ([**]%) to Novartis and [**] percent ([**]%) to Alnylam (subject to Section 4.04(c)).

              (c) Negotiated Payment. If Novartis desires or intends to sell a Pandemic Product in the United States or outside the United States, [**] with respect to such Pandemic Product in such region, the Parties shall negotiate in good faith the compensation to Alnylam with respect thereto.

              (d) The provisions of Section 4.7(c) of the Agreement shall apply to Net Profits and amounts payable to Alnylam hereunder as they apply to Net Sales and royalties payable to Alnylam.

                                   ARTICLE V

                                 REVIEW OF TERMS

       Section 5.01 Required Renegotiation in Certain Circumstances. In addition to the Parties' respective rights to terminate the Agreement or discontinue the Influenza Program as an Active Program in accordance with the Agreement, Novartis may, upon written notice to Alnylam, request that the Parties in good faith [**], in the event that, in the reasonable business judgment of Novartis, [**] with respect to [**] Pandemic Flu prophylaxis or treatment.


                                   ARTICLE VI

                                  MISCELLANEOUS

       Section 6.01 Integration. This Addendum, the Agreement, the CRT Sublicense Agreement and the Stock Purchase Agreement constitute the entire agreement between the Parties with respect to the subject matter thereof and hereof and supersede all previous agreements, whether written or oral. This Addendum may be amended only in writing signed by properly authorized representatives of each of the Parties. Except as modified by the provisions of this Addendum, the Agreement remains in full force and effect. In case of conflict between the provisions of the Agreement and this Addendum, the provisions of this Addendum shall control.

       Section 6.02 Execution in Counterparts; Facsimile Signatures. This Addendum may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.


                  [Remainder of Page Intentionally Left Blank]

       IN WITNESS WHEREOF, Alnylam and Novartis have caused this Addendum to be duly executed by their authorized representatives, as of the date first written above.


                                          ALNYLAM PHARMACEUTICALS, INC.


                                          By: /s/ John M. Maraganore
                                              ----------------------------------
                                              Name: John M. Maraganore
                                              Title: President and CEO




                                          NOVARTIS INSTITUTES FOR
                                          BIOMEDICAL RESEARCH, INC.


                                          By: /s/ Mark C. Fishman
                                              ----------------------------------
                                              Name: Mark C. Fishman
                                              Title: President and CEO

                                   SCHEDULE A



                                   Net Profits

       "Net Profits" or "Net Losses" shall mean, with respect to a Pandemic Product, Net Sales of such Pandemic Product less Complete Costs with respect to such Pandemic Product, which, if such calculation results in a positive amount, shall be Net Profits and, if such calculation results in a negative amount, shall be Net Losses. In calculating Net Profits and Net Losses, each deduction from the gross amount invoiced by or on behalf of Novartis or any Novartis Affiliate, licensee or sublicensee for such Pandemic Product sold to Third Parties (other than licensees or sublicensees) in bona fide, arm's-length transactions (i) shall be determined in accordance with Novartis's standard accounting methods and with International Financial Reporting Standards (IFRS) as generally and consistently applied by Novartis, (ii) shall be made only once with respect to a Pandemic Product (whether such deduction is applied as a result of the definition of Net Sales and/or of Complete Costs) and (iii) shall be made only to the extent that such deduction specifically relates to such Pandemic Product.

       "Complete Costs" shall mean the total of COGS, Marketing Expense and G&A appropriate under IFRS as consistently applied by Novartis.

       "Cost of Goods" (or "COGS") shall mean the total of Standard Costs of Goods, Variance Costs, Inventory Re-/Devaluation Costs, Non-Product Related Production Costs, Write-Offs and Third Party Royalties.

       "Standard Costs of Goods" shall mean the total of Material Costs and Processing Costs that is determined to be standard for the Manufacture of a Pandemic Product, or if such Manufacture is conducted by a Third Party, the amounts invoiced by such Third Party with respect to such Manufacture (which, if such amounts are paid by Alnylam, shall be reimbursed to Alnylam by Novartis).

       "Material Costs" shall mean costs of raw materials, intermediates and/or active pharmaceutical ingredients needed for the Manufacturing of the relevant Pandemic Product and costs of packaging material for these raw materials, intermediates and/or active pharmaceutical ingredients, as invoiced by the Third Party supplier (which, if paid by Alnylam, shall be reimbursed to Alnylam by Novartis).

       "Processing Costs" shall mean costs for direct labor in Manufacturing the relevant Pandemic Product, Equipment Costs, Production Area Overhead Costs, Quality Assurance Costs, Materials Handling Overhead Costs, General Factory Overhead Costs, Utility Costs and Ecology Costs, each of which shall be established on a regular, standard basis (except that, if any Manufacturing activities with respect to the relevant Pandemic Product are conducted by a Third Party, then the amounts invoiced by such Third Party with respect to such activities shall instead be included and, if such amounts are paid by Alnylam, shall be reimbursed to Alnylam by Novartis), but specifically excluding idle capacity costs.

       "Equipment Costs" shall mean costs of depreciation or rent of the building accommodating equipment plus repair and maintenance for the building, and costs for equipment depreciation, and other equipment costs such as costs for repair and maintenance. The building costs shall be allocated to the equipment using an appropriate key such as space occupied by the equipment. Equipment Costs shall be based on the planned utilization of equipment.

       "Production Area Overhead Costs" shall mean costs for production personnel, typically including a controlling and supervisory function, costs of indirect space such as costs for a break room, costs of in-process control, costs of microbiological monitoring of production environment, costs of training of process personnel, costs for utilities and ecology, costs for auxiliary and consumables, costs of shop floor control systems, costs for cleaning of production buildings, and costs of working clothes.

       "Quality Assurance Costs" shall mean costs of identifying and analyzing the raw materials and intermediates needed for the manufacturing process, costs of finished product control, costs of production support, costs of cleaning validation, costs of electronic data processing for the quality assurance/quality control ("QA/QC") department, costs of microbiology department, costs of laboratory infrastructure, costs of quality systems support and compliance, costs of overheads within the QA/QC department.

       "Materials Handling Overhead Costs" shall mean costs for warehousing and internal transportation of raw material and semi-finished goods, and costs of quality control of raw and packaging material, costs of the purchasing department.

       "General Factory Overhead Costs" (or "GFO") shall mean costs of plant and production management, costs for ensuring sufficient levels of safety, health and environment (such as fire brigade, medical services and documentation for transportation of hazardous goods), costs for the scheduling of production, costs of the maintenance of the bills of materials, costs for the technical support, expenses of the plant administration and general services, costs of information technology ("IT") for non-dedicated IT systems such as SAP.

       "Utility Costs" shall mean costs associated with the consumption of supportive media such as electricity, water, nitrogen, steam, and air.

       "Ecology Costs" shall mean costs associated with the deposition of solid or liquid waste, purification of effluent water, and purification of waste air.

       "Variance Costs" shall mean any deviations (whether positive or negative) from the Standard Cost of Goods actually incurred during the Manufacture of the relevant Pandemic Product including the difference (whether positive or negative) between planned and actual Equipment Costs.

       "Inventory Re-/Devaluation Costs" shall mean the gain or loss as a result of the inventory value adjustment due to changes in the standard costs.

       "Non-Product Related Production Costs" shall mean all production overhead, supply chain, validation and other production-related costs not already included in Standard Cost of Goods.

       "Write-Offs" shall mean costs captured for the destruction of products that cannot be used anymore due to expiration of shelf-life, spoilage in the production process, and transportation mishaps.

       "Third Party Royalties" shall mean all amounts payable by Novartis or its Affiliates under Third Party agreements, including Listed Alnylam Third Party Payments (which, if paid by Alnylam, shall be reimbursed to Alnylam by Novartis), Unblocking Amounts and payments made in respect of Blocking RNAi Intellectual Property, that grant intellectual property rights that the Pandemic Flu Joint Steering Committee reasonably determines are necessary or advisable for Discovery, Development, Commercialization or Manufacture of the relevant Pandemic Product. If any Third Party Payment is applicable to more than one Pandemic Product, the Third Party Payment will be allocated to each such Pandemic Product by reasonably pro-rating the Third Party Payment among such Pandemic Products.

       "Marketing Expense" shall mean all costs associated with the promotion, sale and distribution of the relevant Pandemic Product, including sales force, market research, technical and support areas such as customer service, samples, product management and promotion of the product trials or demonstrations for marketing purposes, and commissions to agents and independent representatives where the commissions are not reductions in sales value.

       "General & Administrative Expenses" (or "G&A") shall mean non-COGS and non-Marketing Expenses, including costs incurred in support of the relevant Pandemic Product from the following administrative functions: finance, human resources, legal, and information technology.

                                   SCHEDULE B



                    Pre-Existing Manufacturing Relationships



[**]